Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR TRANSFERRED ABSENT SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE STATE LAWS.

THIS NOTE IS SUBORDINATED TO THE PRIOR PAYMENT AND SATISFACTION IN CASH OF ALL SENIOR DEBT AS DEFINED IN THE SUBORDINATION AGREEMENT DATED AS OF DECEMBER 1, 2016, AMONG BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, THE COMPANY, THE HOLDER AND THE OTHER SUBORDINATED CREDITORS (AS DEFINED THEREIN) AS THE SAME MAY BE AMENDED, MODIFIED, RESTATED OR SUPPLEMENTED FROM TIME TO TIME (THE “SUBORDINATION AGREEMENT”), TO THE EXTENT, AND IN THE MANNER PROVIDED IN THE SUBORDINATION AGREEMENT.

FORM OF UNSECURED SUBORDINATED PROMISSORY NOTE

New York, New York
December 1, 2016

FOR VALUE RECEIVED, pursuant to this Unsecured Subordinated Promissory Note (this “Note”), ISG Information Services Group Americas, Inc., a Texas corporation (together with any corporation or other entity which succeeds to its obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise, the “Company”) hereby promises to pay to [•] (the “Holder”) in United States dollars in immediately available funds the sum of (A) the principal amount of $[•] on September 1, 2018 and (B) interest on the outstanding principal amount hereof at the rate of 2.0% per annum on September 1, 2018.  This Note is a general unsecured obligation of the Company.  Interest shall be calculated on the basis of actual number of days elapsed and in a year of 365 days.  Principal and interest shall be payable by wire transfer pursuant to prior written instructions provided by the Holder.

If any day on which a payment is due pursuant to the terms of this Note is not a Business Day, such payment shall be due on the immediately following Business Day.  “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

This Note is one of several notes of similar tenor issued by the Company on the date hereof and having an aggregate principal amount of $7,000,000 (collectively, the “Seller Notes”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof, by and among Alsbridge Holdings, Inc., the Company, Gala Acquisition Sub, Inc. and LLR Equity Partners III, L.P., as representative of the Equityholders (as defined therein) (the “Merger Agreement”).  The Company and Holder further acknowledge and agree that, in the event of any conflict between the terms of this Note and the Merger Agreement, the Merger Agreement shall control.

At any time, the Company may at its option prepay from time to time all or any portion of the outstanding principal amount of this Note and the other Seller Notes, with accrued but unpaid interest to the date of such prepayment on the amount prepaid provided that such prepayment is made with respect to this Note and the other Seller Notes, on a pro rata basis.  All payments of this Note and the other Seller Notes shall be applied:  first to accrued and unpaid interest, if any, of this Note and the other Seller Notes, on a pro rata basis, until all then outstanding accrued interest has been paid in full, and then to the repayment of principal outstanding under this Note and the other Seller Notes, on a pro rata basis, until all principal has been paid in full.

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note, the Company will issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Holder agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note.

This Note and the other Seller Notes shall be subject to the subordination provisions of that certain Subordination Agreement, dated as of event date herewith, by and among the Holder and the other Subordinating Creditors (as defined therein) party thereto, ISG Information Services Group Americas, Inc., as Borrower, and Bank of America, N.A., as Administrative Agent (the “Subordination Provisions”).  For purposes of this Note, “Senior Debt” shall have the meaning ascribed to such term in the Subordination Agreement.

If one or more of the following events (each, a “Note Event of Default”) shall have occurred and be continuing:  (i) there shall be a failure to pay when due (whether at maturity, upon acceleration or otherwise) all or any part of the principal of any of the Seller Notes (whether or not prohibited by the Subordination Provisions); (ii) there shall be a failure to pay when due all or any part of the interest due on any of the Seller Notes or any other amount payable by the Company to the Holder under any of the Seller Notes, which failure remains un-remedied for a period of three (3) days after the due date thereof (whether or not prohibited by the Subordination Provisions); (iii) the Company shall fail to observe or perform any of its agreements or covenants hereunder and such failure continues for thirty (30) days (whether or not prohibited by the Subordination Provisions) after the earlier of (x) the date on which such failure shall first become known to any officer of the Company or (y) written notice thereof is given to the Company by the Holder; (iv) any representation, warranty, certification or statement made by the Company in any document delivered to the holders of the Seller Notes pursuant to or in connection with the Seller Notes shall prove to have been untrue, misleading or inaccurate in any material respect when made or deemed made; (v) the maturity of the Senior Debt shall have been accelerated as a result of an Event of Default (as defined in the Credit Agreement); (vi) the Company or any of its subsidiaries or affiliates commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its assets or property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally, or admits in writing its inability, to pay its debts as they become due or on demand, or takes any corporate action to authorize any of the foregoing; (vii) an involuntary case or other proceeding is commenced against the Company or any of its subsidiaries or affiliates seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its assets or property and such case or proceeding continues undismissed or undischarged for a period of thirty (30) days, or an order for relief is entered against the Company or any of its subsidiaries or affiliates under the U.S. Bankruptcy Code or any other bankruptcy or insolvency law; (viii) any material attachment, sequestration or similar proceeding shall be filed against any assets or properties of the Company or any of its subsidiaries or affiliates, which proceeding remains undischarged, un-bonded by the Company or un-dismissed for a period of sixty (60) days after the commencement thereof; (ix) one or more judgments for the payment of money shall be rendered against the Company or any of its subsidiaries or affiliates for an amount in excess of $3,250,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) and such judgment(s) shall continue unsatisfied and in effect for a period of forty-five (45) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or (x) a Change of Control shall have occurred; then, and in every such occurrence, unless at such time all obligations under the this Note and the other Seller Notes have been paid in full in cash, the Holder may, by notice to the Company, declare all amounts under this Note (together with accrued interest thereon) to be, and this Note (and all amounts owing hereunder, including accrued interest) shall thereon become, immediately due and payable; provided, however, that in the case of any of the Note Events of Default specified in clause (vi) or (vii) above then, without any notice to the Company or any other act by the Holder, the entire principal amount of this Note and amounts owing hereunder to the Holder, together with accrued interest thereon, shall become immediately due and payable.

For purposes of this Note, “Change of Control” shall mean (i) the sale or other disposition in one or a series of related transactions of all or substantially all of the assets of the Company and/or its subsidiaries to any Person (or group of Persons acting in concert); (ii) any transaction or series of related transactions (including without limitations a merger or recapitalization or similar transaction by the Company or a sale to a Person (or group of Persons acting in concert) of equity interests in the Company) that, in any case, results in any Person or group of Persons (whether or not such Persons act in concert) directly or indirectly owning or controlling more than 35% of the equity interests of the Company (or any resulting company after a merger); (iii) Information Services Group, Inc., a Delaware corporation ceasing to own, directly or indirectly, 100% of the equity interests of the Company; or (iv) any “Change of Control” (or words of like import), as defined in the Senior Debt.  “Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.

The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the Holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

Any term of this Note and the other Seller Notes may be amended or waived with the written consent the Company and the holders of a majority of the shares of Series A Preferred Stock and Common Stock outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), voting together as a single class with each such share of stock having one vote.  To the extent any term or provision of this Note conflicts with the terms of the Subordination Agreement, the terms of the Subordination Agreement shall be deemed to control.

The Company shall not, nor shall it permit any of its subsidiaries or affiliates, to amend or modify any covenant or event of default under the documentation related to the Senior Debt (the “Senior Debt Documents”) that restricts or would restrict one or more of the Company or any of its subsidiaries or affiliates from making payments under this Note or the other Seller Notes that would otherwise be permitted under the Senior Debt Documents as in effect on the date hereof.

If this Note is not paid in accordance with its terms, the Company shall pay to the Holder, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys’ fees, court costs and other costs for the enforcement of payment of this Note.  All payments received by the Holder hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal.

In the event that any provision of this Note, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Note shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Note with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ISG INFORMATION SERVICES GROUP AMERICAS, INC.

By:
Name:	David E. Berger
Title:	Vice President and Secretary

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